EMPLOYMENT AGREEMENT

This Employment Agreement is by and between Squires Turbo Systems, Inc., a Utah corporation with a place of business at 165 N. 1330 W., Suite A4, Orem, Utah (the "Company") and the following Employee:

Name:	Rick Squires
Address:	1202 West 1320 North Pleasant Grove, UT 84062
Phone:	801-785-6554

WHEREAS, the Company is engaged in the business of manufacturing and selling remote mounted turbo systems, and Employee has experience in engineering, manufacturing, operations, marketing and management; and

WHEREAS, the Company desires to employ and retain the unique experience, ability, and services of Employee as its Chief Executive Officer and as its President.

WHEREAS, Employee desires to serve the Company in that capacity on the terms and conditions set out in this Agreement.

THEREFORE, in consideration of the foregoing and the mutual promises set out in this Agreement, the Company and Employee agree as follows:

1.    Employment.  The Company hereby employs Employee as its CEO and President from August 21, 2009 (the date on which these responsibilities were officially taken over) until the occurrence of any of the events specified in the Paragraph below entitled “Termination of Employment.”

2.    Duties.  Employee shall perform such duties as assigned to him by the board of directors of the Company, which duties shall be typical of the duties that normally fall within the responsibilities of the position for which Employee is being employed.

3.    Exclusive Service.  Employee shall devote his full business time to the business and affairs of the Company and shall not render compensated services to any other person or entity.  Employee shall devote all of his time, energy, and skill to the affairs of the Company during regular business hours and such additional hours as may be required to fulfill the responsibilities of the position for which he is being employed and to develop the Company's business.

4.    Loyalty and Integrity.  Employee shall use his best efforts to promote the interests of the Company and shall discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices.  In carrying out his duties to or on behalf of the Company, Employee shall act with the utmost integrity and shall conform to the highest standards of the Company's industry.  Employee shall comply with all policies and procedures established by the Company from time to time and shall not act in any manner that is likely to harm or tarnish the Company's goodwill.  While employed by the Company, Employee shall not render any services of any nature to any other person or entity which is in any manner competitive with the business of the Company.

5.    Compensation.  The Company shall compensate Employee for all services rendered by him during the term of this Agreement at a minimum annual salary (payable at least twice monthly) of $144,000, subject to such increases as may be established from time to time by the board of directors of the Company in its sole discretion.

Whereas Company has been operating at a loss since inception, Employee shall receive a Performance Bonus of ten percent (10%) of net profits in each calendar quarter.  Such percentage compensation shall be paid within sixty (60) days after the end of the relevant calendar quarter.

6.    Benefits.  The Company shall provide to Employee such health insurance and other employee benefits as it provides to its employees generally, which may be changed from time to time by the Company's board of directors in its sole discretion.  In accordance with the benefits provided to employees generally (and not in addition thereto).  Whereas the Company is in the process of going 'Public', upon accomplishment of an IPO, the Company shall provide Employee with a ‘Key Man’ insurance policy with a minimum of $1.5M coverage.  Company shall provide Employee with a life insurance policy with a minimum of $1M coverage and assign beneficiary to be Employee’s wife, Donna Squires and/or successors.

7.    Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred on behalf of the Company in connection with ordinary and necessary activities performed in the course of employment, provided that Employee adequately documents the expenses and complies with any and all the Company policies and procedures relating to such expenses.

8.    Termination of Employment.  Employee's employment under this Agreement shall terminate upon the occurrence of any of the following events:

(a)         Employee dies;

(b)         Employee becomes unable, by reason of illness or injury, to perform substantially all of his normal duties hereunder during any substantially continuous period of 90 days; or

(c)         a notice of termination given by the Company in accordance with this Agreement becomes effective.

9.    Termination for Good Cause.  The Company may terminate Employee's employment hereunder for any good cause, including by way of example but not limited to, the following:

(a)         misconduct by Employee in the performance of his duties hereunder;

(b)         any unlawful act by Employee that is likely to impair the ability of Employee to perform his duties hereunder;

(c)         any act of disloyalty, dishonesty, or breach of trust by Employee against the Company;

(d)         alcoholism, drug addiction, or consumption of alcohol or drugs during working hours;

(e)         any act or threatened act by Employee that the Company determines is likely to adversely affect the Company's reputation or goodwill;

(f)          Employee's failure to perform his duties in accordance with instructions of the board of directors or any employee of the Company having supervisory authority over Employee; or

(g)          Employee's failure to comply with any of the terms or conditions of this Agreement.

The Company may terminate Employee's employment pursuant to this Paragraph by giving written notice to Employee setting forth the reason for such termination, which shall become effective on the date specified in the notice.  Upon termination, any outstanding reimbursements or loans that are due to the Employee by the Company will become immediately due upon termination and secured by 100% of the assets of the Company until paid in full.

1.    Termination by the Company Upon Sale of Business.  The Company may terminate Employee's employment hereunder if substantially all of its assets or stock (or comparable ownership interests) are sold or otherwise transferred to any person or entity.  Any outstanding reimbursements or loans that are due to the Employee by the Company will become immediately due upon termination and secured by 100% of the assets of the Company until paid in full.

2.    Termination by the Company Without Cause.  Nothing in this Agreement shall be construed to prevent the Company from terminating Employee's employment at any time without cause, provided that the Company pays to Employee all compensation that has accrued through the date of termination and all other compensation and/or severance benefits to which Employee may be entitled under this Agreement.  If the Company terminates Employee's employment without cause, Employee shall be entitled to his salary and percentage compensation for a period of twelve (12) months, which shall be payable in the same amounts and at the same times as if Employee remained employed by the Company, and such payments shall be in lieu of all other damages or compensation arising out of or relating to the termination of Employee's employment hereunder.  Percentage compensation shall be prorated over the portion of any calendar quarter for which severance is payable.  Any outstanding reimbursements or loans that are due to the Employee by the Company will become immediately due upon termination and secured by 100% of the assets of the Company until paid in full.

3.    “At Will” Employment.  Subject to the provisions of this Agreement, Employee shall be deemed to be employed on an "at-will" basis, and Employee or the Company shall have the right to terminate Employee's employment at any time without cause.

4.    Survival of Obligations.  The parties acknowledge that certain obligations under this Agreement will continue after Employee ceases to be employed by the Company, including all obligations relating to the use and protection of the Company’s confidential information and all other obligations that, by their nature or context, are intended to remain in force following termination of Employee’s employment.  Such obligations may be terminated only by a writing signed by both parties.  They will not terminate automatically upon the expiration of any period of employment specified herein or upon the termination of Employee's employment with the Company.

5.    Confidential Information.

(a)          As used in this Agreement, the term “Confidential Information” means and includes any and all trade secrets and other confidential information and know-how related directly or indirectly to the Company, its business, or its products or services that is not known to the general public, including but not limited to internal procedures, systems, forms, manuals, market surveys, plans, and marketing information; pricing data, financial data, and price lists; names and addresses of past and present customers, sources of supply, and customer service information; processes, formulas, designs, inventions, machines, materials, operating instructions, and manufacturing techniques; computer programs, testing data, and research information.  Confidential Information also includes information in the Company’s possession or control that is related to a third party or the business of a third party if (i) such information is marked “CONFIDENTIAL”, “PROPRIETARY”, or with words of similar import; or (ii) Employee knows or reasonably should know that the information was received by the Company under an obligation of confidentiality to the third party or an obligation to the third party restricting use of the information.

(b)         During the period of Employee’s employment, all work and other efforts performed by Employee that relate directly or indirectly to the Company's business or its products or services shall be deemed to be performed for the Company and on the Company's behalf, whether performed during or after normal working hours and whether performed at work, at home, or at any other location.  Any and all information relating to the Company, its business, or its products or services that is created or developed by Employee during his employment, including but not limited to ideas, concepts, designs, inventions, improvements, discoveries, formulas, computer programs, processes, and customer information, shall be deemed Confidential Information and shall be the Company's exclusive property.  All materials containing or representing such information, whether created during or after Employee’s employment, shall also be the Company's exclusive property.

(c)         Confidential Information may be contained in or represented by models, drawings, blueprints, sketches, memorandum, notebooks, journals, computer programs, documents, notes, or any other medium.  All references in this Agreement to materials containing or representing Confidential Information shall be interpreted to include any and all of the foregoing.

(d)         Employee shall not disclose, copy, or permit any person to copy any of the Confidential Information, except for such limited disclosure to third parties as may be necessary and appropriate to carry out Employee’s duties on behalf of the Company.  Employee shall not use any of the Confidential Information except as necessary to carry out his duties on behalf of the Company.  Following termination of Employee’s employment for any reason, Employee shall not use any of the Confidential Information for himself or for the benefit of any third party for any purpose whatsoever.

(e)         Employee shall read and comply with all present and future policies (which Company may furnish to Employee from time to time) governing the use, protection, and non-disclosure of Confidential Information.

(f)          With respect to Confidential Information belonging to a third party, Employee shall comply with the terms of any and all agreements between the Company and the third party.

(g)         This Agreement shall not be construed to prohibit the use or disclosure of information that (i) is already known to Employee, and not subject to any obligation of confidentiality, prior to the commencement of Employee’s employment, as proven by prior documents or records of Employee; (ii) becomes a part of the public knowledge other than by a breach of this Agreement or other wrongful act of Employee; (iii) is rightfully received without restriction from a third party who is not obligated to keep the information confidential; or (iv) with respect to Confidential Information owned by a third party, is contemplated and permitted under an agreement regarding such Confidential Information between Company and the third party.

(h)         Upon the Company’s request, and in any event upon termination of Employee’s employment for any reason, Employee shall return to the Company (or, with the Company’s consent, destroy) all materials in his possession or control that contain or represent Confidential Information.  Upon the Company’s request, Employee shall certify in writing that he has complied fully with his obligations under this paragraph.

6.    Inventions.

(a)         Employee may create or conceive ideas, concepts, designs, inventions, improvements, discoveries, formulas, computer programs, processes, and/or writings related directly or indirectly to the Company's products or services.  For ease of reference, such ideas, concepts, designs, inventions, improvements, discoveries, formulas, computer programs, processes, and writings, whether or not patentable or copyrightable, are referred to collectively in this Agreement as "Inventions."

(b)         Employee shall promptly disclose to the Company in writing any and all Inventions created or conceived by Employee (either solely or in collaboration with others) during Employee’s employment and, if based to any extent on Confidential Information, within one year after termination of Employee’s employment.

(c)         Employee hereby assigns and agrees to assign to the Company all of his rights in and to all Inventions that are made or conceived by Employee (either solely or in collaboration with others) during his employment and, if based to any extent on Confidential Information, thereafter.  Employee agrees not to register, or seek to register, any patent covering any Invention, and he agrees to execute such assignments and other documents and to take such other actions (at the Company's expense), as the Company deems necessary or advisable to convey full ownership of the Inventions to the Company and to protect the Company's interests in the Inventions.  The Company shall have the final decision as to whether or not any legal protection will be sought for Inventions.

(d)         Employee shall make and maintain adequate and current written records of all Inventions that are required to be disclosed to the Company under this Agreement.  The records shall show (i) the full nature of the Invention, and (ii) the critical dates pertaining to conception, development, and reduction to practice.  The records, and all other materials created by Employee that contain or represent Confidential Information shall be readily available to the Company at all times.

7.    Current Ownership of Patents, Etc.  Employee acknowledges that he is being given an opportunity, through this Agreement, to disclose to the Company any unpatented or unpublished ideas, inventions, improvements, discoveries, or writings that were made prior to his employment and to attach a complete description of the same to this Agreement and thereby exclude them from this Agreement.  Employee hereby agrees that there are no such ideas, inventions, improvements, discoveries, or writings to which he claims any right, title, or interest, except as disclosed in an attachment to this Agreement that is signed by both Employee and the Company.

8.    No Conflicts with Prior Obligations.  Employee represents and warrants that:

(a)         his employment by the Company and his or her performance of this Agreement will not conflict with any obligations that Employee may have with third parties;

(b)         he will not disclose to the Company or use in the Company’s behalf any confidential or proprietary information belonging to a third party, unless the third party has consented to the disclosure or use of the information; and

(c)         except as specifically disclosed in an attachment to this Agreement that is signed by both Employee and the Company, if any information in Employee’s possession is owned by any third party and relates in any way to the Company's products or to any similar or related products, the third party has consented to the disclosure of the information.

9.    Post-Employment Cooperation.  During the term of Employee's employment and for a period of five (5) years thereafter, Employee shall, upon the Company's request and at the Company's expense, cooperate and assist the Company in any dispute, controversy, or litigation in which the Company may be involved, including but not limited to participation in court or arbitration proceedings, giving of testimony and signing of affidavits or other documents.  If post-employment cooperation requires the giving of oral testimony or other substantial time commitments, the Company shall pay a reasonable per diem rate to Employee for such cooperation.

10.          Non-solicitation; Non-competition.

(a)         Employee shall not, for a period of two (4) years following termination of his employment for any reason, do any of the following:

(i)
interfere with or solicit for himself or herself, or for any other person or entity, any of Company's customers or prospective customers, including any person or entity to whom Company has provided goods or services, or who has expressed interest in Company's goods or services, during the twelve (12) months immediately preceding the termination of this Agreement; or

(ii)
solicit for employment, attempt to employ, or assist any other person or entity in employing or soliciting for employment, any employee or representative of the Company, or otherwise suggest or in any way encourage any employee, representative, or independent contractor of the Company to terminate his or her employment or association with the Company; or

(iii)
anywhere in North America, engage in any activity that is competitive with the Company’s business, including but not limited to the design, development, marketing, production, or sale of any product or service similar to or substitutable for any of the Company's existing or contemplated products or services as of the date of termination of Employee’s employment; or

(iv)
own, manage, operate, control, assist, participate in, be compensated by, or have any financial interest in, any business or enterprise that is engaged in North America in any activity that is competitive with the Company’s business.

(b)          This Agreement shall not be construed to prohibit:

(i)
Employee’s employment by a competing company to perform duties that are entirely unrelated to products or services that are competitive with the Company's products or services (for example, employment in a division of the company that does not compete with the Company).

(c)          Employee acknowledges that the restrictions set out in this Agreement are reasonable and fair and that such restrictions are necessary to protect the Company and its goodwill in view of the prior, present, and future confidential relationships that Employee has had and will have with the Company.  The limited non-competition commitment set out in this Agreement is reasonable in time and scope (including but not limited to geographic scope) and will not create economic or professional hardship for Employee.  If any provision of this Agreement is held to be unenforceable because of its scope or duration, the provision shall be deemed modified so as to be enforceable to the fullest extent permissible.

11.        Notices.  Without precluding any other sufficient form of notice, all notices, demands, or other communications under this Agreement shall be deemed sufficient if served personally or sent by fax, overnight courier, or first class mail to the respective addresses of the parties as set out in this Agreement and directed to the attention of the individuals signing this Agreement on behalf of the parties or to another address or individual specified by the party.  All notices, demands, and other communications shall be deemed given on the earlier to occur of (i) actual receipt, or (ii) in the case of notice by fax or overnight courier, the day after notice is sent, or (iii) in the case of notice by U.S. mail, three (3) days after the notice is deposited in the U.S. mail.

12.        Entire Agreement; Modification.  This Agreement along with any amendments to the contract constitutes the entire agreement between the parties pertaining to its subject matter, and it supersedes any and all written or oral agreements previously existing between the parties with respect to such subject matter.  No modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties.  No waiver shall be effective unless it is in writing and signed by the party against whom enforcement is sought.

13.        Choice of Law/Attorneys Fees.  This Agreement shall be governed by and construed in accordance with Utah law, without regard to its rules regarding conflicts of law.  Should either party initiate a lawsuit or any action to enforce the terms of this Agreement, the prevailing party in the lawsuit or action shall be entitled to a reimbursement of its reasonable attorneys fees and costs from the non-prevailing party.

14.        Severability.  If any of the provisions of this Agreement are held by a court or other tribunal having jurisdiction to be unenforceable, the parties intend that the provision shall be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

IN WITNESS OF THE FOREGOING, the parties have signed this Agreement as of the 1st day of December, 2009.

SQUIRES TURBO SYSTEMS, INC.

By	/s/ Rick Squires	/s/ Rick Squires
Rick Squires, Chairman of the Board		Rick Squires, CEO & President